EXHIBIT (8)-1

Haskell Slaughter Young & Johnston,
  Professional Association
1200 AmSouth/Harbert Plaza
1901 Sixth Avenue North
Birmingham, Alabama 35203


                                December 12, 1995

HEALTHSOUTH Corporation
Two Perimeter Park South
Birmingham, Alabama 35243


         Re: Plan and Agreement of Merger by and among HEALTHSOUTH Corporation, SCA Acquisition Corporation and Surgical Care Affiliates, Inc.

Gentlemen:



         We have acted as counsel to HEALTHSOUTH Corporation, a Delaware corporation ("HEALTHSOUTH"), in connection with the proposed merger (the "Merger") of SCA Acquisition Corporation, a Delaware corporation ("Subsidiary"), with and into Surgical Care Affiliates, Inc., a Delaware corporation ("SCA"), pursuant to the terms of that certain Amended and Restated Plan and Agreement of Merger, dated as of October 9, 1995 (the "Merger Agreement"), by and among HEALTHSOUTH, Subsidiary and SCA, as described in more detail in the Merger Agreement and in the Registration Statement on Form S-4 filed by HEALTHSOUTH with the Securities and Exchange Commission on December 12, 1995, (the "Registration Statement"). This opinion is being rendered pursuant to your request. All capitalized terms, unless otherwise specified, have the meaning assigned to them in the Registration Statement.


         In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of
(i) the Merger Agreement, (ii) the Registration Statement, and (iii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In rendering the opinion set forth below, we have relied upon certain written representations and covenants of HEALTHSOUTH, Subsidiary and SCA, which are annexed hereto.

         In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant.

   Based upon and subject to the foregoing, we are of the opinion that:

       (i) The Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and HEALTHSOUTH, Subsidiary and SCA will each be a party to the reorganization within the meaning of Section 368(b) of the Code;

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       (ii)     No gain or loss will be recognized by HEALTHSOUTH, Subsidiary or
                SCA as a result of the Merger;

       (iii) No gain or loss will be recognized by a SCA stockholder who receives solely shares of HEALTHSOUTH Common Stock in exchange for SCA Common Stock;

       (iv) Thereceipt of cash in lieu of fractional shares of HEALTHSOUTH Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by HEALTHSOUTH. These payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Section 302(a) of the Code;

       (v) The tax basis of the shares of HEALTHSOUTH Common Stock received by an SCA stockholder will be equal to the tax bases of the SCA Common Stock exchanged therefor, excluding any basis allocable to a fractional share of HEALTHSOUTH Common Stock for which cash is received; and

       (vi) The holding period of the shares of HEALTHSOUTH Common Stock received by an SCA stockholder will include the holding period or periods of the SCA Common Stock exchanged therefor, provided that the SCA Common Stock is held as a capital asset within the meaning of Section 1221 of the Code at the effective time of the Merger.


         The Merger should have no immediate federal income tax consequences to HEALTHSOUTH stockholders.

         Except as set forth above, we express no opinion as to the tax consequences, whether federal, state, local or foreign, to any party to the Merger or of any transactions related to the Merger or contemplated by the Merger Agreement.

         We hereby consent to the reference to our Firm under the heading "Legal Matters" in the Prospectus-Joint Proxy Statement which forms a part of the Registration Statement, and to the filing of this opinion as an Exhibit thereto.

                                      Very truly yours,

                                      HASKELL SLAUGHTER YOUNG & JOHNSTON
                                         Professional Association

                                      By     /s/ Ross N. Cohen
                                        -----------------------------
                                                 Ross N. Cohen

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